Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 21, 2020, relating to the balance sheet of Peridot Acquisition Corp. as of August 11, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 31, 2020 (inception) through August 11, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 18, 2020